FOR IMMEDIATE RELEASE
3/07/01

Tellabs updates guidance for first quarter and full year
Company closes acquisition of Future Networks

Lisle, Ill. — Tellabs announced today that it is lowering its revenue and earnings per share expectations for the first quarter 2001. Tellabs projects first quarter sales in the range of $830 million to $865 million, compared with prior guidance of $865 million to $890 million. The company projects earnings per share in the range of 35 cents to 38 cents, compared with prior guidance of 39 cents per share.

The new guidance stems from continuing below-trend growth in Tellabs' CABLESPAN® business. In addition, the company is unable to recognize revenue from shipments of its new TITAN® 6500 system in the first quarter as originally anticipated, but expects to recognize TITAN 6500 system revenues in the second quarter. Growth in Tellabs' core optical networking business remains strong.

Tellabs expects earnings per share for the year to be in the range of $2.13 to $2.17, compared with prior guidance of $2.17 per share. Tellabs expects revenues for the year to be in the range of $4.35 billion to $4.4 billion, compared with prior guidance of $4.4 billion.

"Given the strong acceptance of the new TITAN 6500, we continue to target 30 percent growth in revenue and earnings for the year," said Richard C. Notebaert, Tellabs president and CEO. "Demand for our new products is strong, and I am confident we have the right set of solutions to help our customers build tomorrow's converged networks."

Tellabs also announced it closed its acquisition of Future Networks, Inc., a leader in standards-based voice and cable modem technology. Tellabs paid approximately $133 million in cash to acquire the stock of Future Networks, significantly lower than the previously announced purchase price. Approximately $35 million of the purchase price is tied to Future Networks achieving product development milestones. Goodwill related to the acquisition will dilute earnings by 4 cents in 2001 and 5 cents in 2002. Excluding goodwill, the Future Networks acquisition is expected to break even in 2001 and add to earnings in 2002.

Simultaneous Webcast and Teleconference — Tellabs will host a teleconference at 4:15 p.m. Central time on Wednesday, March 7, 2001 to discuss first-quarter guidance and expectations for 2001. The teleconference call-in number is 212-346-0102. Internet users can hear a simultaneous live webcast of the teleconference at www.tellabs.com. A taped replay of the call will be available for 48 hours, beginning at 6:15 p.m. Central time, at 800-633-8284. Outside of the United States, dial 858-812-6440. When prompted, enter the Tellabs reservation number: 18207400.

Tellabs designs, manufactures, markets and services optical networking, next-generation switching and broadband access solutions. The company also provides professional services that support its solutions. Tellabs' products and services are used worldwide by the providers of communications services. Its stock is listed on the NASDAQ stock market (TLAB).

Forward-Looking Statements — This news release contains forward-looking statements that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with introducing new products, entering new markets, availability of resources, competitive response, and economic changes impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company's SEC filings.

INVESTOR CONTACT:
John Springer
+1.630.378.8289
john.springer@tellabs.com
MEDIA CONTACT:
Jean Medina
+1.630.512.8336
jean.medina@tellabs.com

Tellabs, the Tellabs logo, TITAN and CABLESPAN are registered trademarks of Tellabs or one of its affiliates in the United States and/or other countries.